Exhibit 10.21

AMENDMENT NO. 4

TO

AMERICAN CRYSTAL SUGAR COMPANY

2005 LONG TERM INCNETIVE PLAN

WHEREAS, the Board of Directors of American Crystal Sugar Company (“ACSC”) previously adopted the American Crystal Sugar Company 2005 Long Term Incentive Plan (the “Plan”), generally effective January 1, 2005; and

WHEREAS, pursuant to Article 11 of the Plan, the Board of Directors has the authority to amend the Plan at any time; and

WHEREAS, the Board of Directors deems it necessary to amend the Plan with regard to annual Profit Payments in the event the calculation of Profit Payments results in a loss and to provide for repayment of benefits in the event of the restatement of ACSC’s financial statements due to material noncompliance with financial reporting requirements.

NOW, THEREFORE, RESOLVED, that, effective August 1,2010, the American Crystal Sugar Company 2005 Long Term Incentive Plan be and it is hereby amended as follows:

1.             Section 6.5 of Article 6 of the Plan is hereby amended in its entirety to read as follows:

“Section 6.5  Profit Payments.  Each Participant shall be eligible to receive an annual profit payment, determined in accordance with this Section 6.5, for each vested share of Phantom Stock held by the Participant under the Plan. The annual profit payments payable to or on behalf of a Participant shall be paid by the Company to the Participant, or the Participant’s Beneficiary, at the end of each fiscal year unless the Participant has made an election to defer the payments on forms provided by the Company.  If such an election has been made, no profit payments shall be paid directly to the Participant or the Participant’s Beneficiary under this Section 6.5, but shall be allocated to the Participant’s Deferred Compensation Account and paid to the Trust for the benefit of the Participant. The amount of each profit payment per share of Phantom Stock shall be based on the difference between the average gross beet payment per acre net of unit retains and the average cost of production (as established by the Board and based upon reputable cost surveys) for the most recent year for which data is available.  In the event the average cost of production is greater than the average gross beet payment per acre net of unit retains, thereby resulting in a loss rather than a profit, a profit payment will not be paid to Participants for that fiscal year.  Such loss will not reduce the amount of any annual profit payments due and payable for future fiscal years.  Profit payments shall be made on the same schedule and with the same adjustments and partial payouts as beet payments are made to the Company’s shareholders.”

2.             Section 6.6(a) of Article 6 of the Plan is hereby amended in its entirety to read as follows:

“(a)         Each Participant shall be eligible to receive an annual unit retain payment as determined by the Company and subject to this Section 6.6.  The annual unit retain payment payable to or on behalf of a Participant shall be paid by the Company to the Participant, or the Participant’s Beneficiary, unless the Participant has made an election to defer the payments on forms provided by the Company.  If such an election has been made, no unit retain payment shall be paid to the Participant or the Participant’s Beneficiary under this Section 6.6, but shall be allocated to the Participant’s Deferred Compensation Account and paid to the Trust.  The amount of each unit retain payment shall be equal to the amount subtracted from the gross beet payment per acre for unit retains used in the calculation of the profit payments in Section 6.5.  Each such unit retain payment shall be determined during the fiscal year of the Company as may correspond to the revolvement cycle, if any, for the Company’s preferred shareholders; it being the intention that the amount of unit retains payment to be paid to Participants will be paid on the same schedule as unit retains are revolved to the Company’s preferred shareholders.   In the event the unit retain is zero or negative, no unit retain payment will be paid to Participants for that fiscal year, and will have no effect on the amount of any unit retain payments due and payable for future fiscal years.

3.             Article VI of the Plan is hereby amended by adding the following new Section 6.8 at the end thereof:

“6.8         Overpayments.  If the Company discovers that a significant restatement of the Company’s financial results is required due to material noncompliance with financial reporting requirements, the Company shall recalculate the number of shares of Phantom Stock awarded to the Participant and the amount of any annual profit payments paid to the Participant for the current fiscal year and for the three immediately preceding fiscal years.  By way of example, but not by way of limitation, if in FY2012 the Company discovers that a significant restatement of the Company’s financial results is required for FY2009, such recalculation shall be made for FY2009 through FY2012.  However, if in FY2012 the Company discovers that a significant restatement of the Company’s financial results is required for FY2008, no such recalculation shall be made for FY2009 through FY2012, but not for FY2008.

If such recalculation results in a lower number of shares of Phantom Stock, the Participant’s vested shares of Phantom Stock shall be adjusted to reflect such lower number of shares.  If such recalculation results in a lower amount for any annual profit payments, the Participant’s Deferred Compensation Account, if applicable, shall be adjusted to reflect such lower value.  If, as a result of such recalculation, the Participant received any payments for shares of Phantom Stock that should not have been awarded to the Participant or if the Participant received any excess annual profit payments (collectively, the “Excess Payments”), the Participant shall pay to the Company the amount of such Excess Payments within thirty (30) days of the date that the Company provides written notice to the Participant specifying the amount of such Excess Payments.  Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, three days after the notice is mailed to the last known address of the Participant.  This Section 6.8 shall be administered in accordance with the requirements of Code Section 409A and the regulations, notices and other guidance of general applicability issued thereunder.”

4.             Except as expressly modified herein, all other provisions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Chief Executive Officer of American Crystal Sugar Company has caused this instrument to be executed as of this 31st day of July, 2010.

AMERICAN CRYSTAL SUGAR COMPANY

By	/s/ David A. Berg
David A. Berg, Chief Executive Officer

STATE OF MINNESOTA	)
) SS.
COUNTY OF	)

On this              day of                           , 2010, before me personally appeared David Berg, to me personally known, who, being by me first duly sworn, did depose and say that he the Chief Executive Officer of American Crystal Sugar Company, the corporation named in the foregoing instrument; that the seal (if any) affixed to said instrument is the corporate seal of said corporation, and that said instrument was signed and sealed (if sealed) on behalf of said corporation by authority of its Board of Directors; and he acknowledged said instrument to be the free act and deed of said corporation.

Notary Public